Exhibit 4.3

                    MODEL AMENDMENT TO DAVIS, GRAHAM & STUBBS
                       PROTOTYPE DEFINED CONTRIBUTION PLAN


     Davis, Graham & Stubbs, as sponsor for the Davis, Graham & Stubbs Prototype Defined Contribution Plan (the Plan), has retained the right to amend the Plan under Article XI, Section 11.5.

     Davis, Graham & Stubbs pursuant to such right desires to amend the Plan to allow the waiver of a 30-day notice period with respect to a distribution to which Sections 401(a)(11) and 417 of the Code do not apply, through adoption of the IRS Model Amendment.

     NOW THEREFORE, effective January 1, 1993 Article VII, ss. 7.3 of the Plan shall be amended by the addition of the following provision.

          "If a distribution is one to which Sections 401(a)(11) and 417 of the Internal Revenue Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given provided that:

          (1) The Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

          (2) The Participant, after receiving the notice, affirmatively elects a distribution."